Exhibit 10.1

TRANSITION AGREEMENT, GENERAL RELEASE & COVENANT NOT TO SUE

This Separation Agreement, General Release, and Covenant Not To Sue (“Agreement”) is entered into between Finward Bancorp (“FNWD”) and Peoples Bank (“Peoples Bank”) (collectively, the “Bank”) and Peymon Torabi (“Executive”) (collectively, the “Parties”).

RECITALS
A. Executive was employed as Executive Vice-President, Chief Financial Officer of the Bank;
B. On or around December 1, 2023, Executive notified Peoples Bank he wanted to transition out of his employment
C. In recognition of Executive’s years of service, and in exchange for the mutual promises contained herein, FNWD and Peoples Bank are willing to offer a separation package to Executive;
D. In consideration of the mutual understandings, agreements, and the release contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby voluntarily agree as follows:
AGREEMENT
1. Definition.  Throughout this Agreement, the term “Company” used alone, shall encompass the following:  (a) Finward Bancorp, Peoples Bank, and any subsidiary, parent company, affiliated entity, related entity, or division thereof; and (b) any current or former officer, director, trustee, agent, employee, member, shareholder, attorney, representative, insurer, reinsurer, or employee benefit or welfare program or plan (including the administrators, trustees, fiduciaries, insurers, and reinsurers of such program or plan) of an entity referenced in or encompassed by subparagraph 1(a).

2.  Transition Benefits. In consideration of the promises contained in this Agreement, and in exchange for Executive signing this Agreement without revocation, the Bank shall provide Executive a one-time, lump sum severance payment (equivalent to eight (8) weeks’ pay at Executive’s current pay rate) in the gross total of Thirty Six Thousand Eight Hundred and Eighty Eight Dollars and eighty eight Cents ($36,888.88), less all applicable taxes, withholdings and deductions.  This amount shall be paid in a single installment in accordance with Peoples Bank’s normal payroll practices on the first payroll cycle that is thirty (30) or more days following the Effective Date of this Agreement.

Executive acknowledges and agrees that the payment assumed by the Bank in this Paragraph reflects consideration provided to Executive over and above anything of value to which he already is entitled, and shall be subject to all appropriate taxes, deductions, and withholdings and will be reported on a Form W-2 and/or other applicable tax form(s).  In paying or providing the payments specified in this Paragraph 2, the Bank makes no representation as to the tax consequences or liability arising from said payments including but not limited to 26 U.S.C. §409(A) or any equivalent statute.  Moreover, the Parties understand and agree that any tax consequences and/or liability arising from any payments to Executive shall be the sole responsibility of Executive.  Executive further acknowledges and agrees that he will pay any and all income tax or other tax assessment which may be determined to be due in connection with the payments described in this Paragraph 2 and in this Agreement.  Executive also agrees to indemnify the Company for any and all tax liability (including, but not limited to, fines, penalties, interest, and costs and expenses, including attorneys’ fees) arising from or relating to the payment described herein and/or imposed by the Internal Revenue Service, the State of Indiana, or any other taxing agency or tribunal as a result of any failure to withhold taxes on the payments described in this Paragraph and this Agreement.

Executive acknowledges and agrees that the consideration and sums included in this Paragraph 2 and the amounts set forth in Paragraph 3 are the maximum sums ever to be due to him from the Company (other than possible retirement benefits, the eligibility and payment of which are governed by the applicable plans), and he hereby relinquishes and waives any rights to other forms of payment, compensation, wages, commissions, profit sharing, severance, reimbursements, PTO / vacation pay, stock options or awards or benefits under any other agreement between him and the Company, whether written, oral, express or implied.

3.	Other Payments.

The Parties acknowledge and agree that Executive will be paid his regular salary through his Termination Date, in accordance with Peoples Bank’s normal payroll practices and any earned but unused vacation hours (the current value of which is $31,247.16 but which will be reduced to the extent Executive takes any vacation (which must be approved by the Bank) prior to the Termination Date) in accordance with the Bank’s regular payroll cycle on the first payroll cycle following the Termination Date. The current value of the unused vacation hours was calculated at 22 days at a daily rate of $851.28 plus his accrued amount of $12,519.00 in the Executive Vacation Bank.

4. Employment.  Executive has decided to voluntarily resign and his last day of employment shall be December 31, 2023, or as may be earlier designated by the Bank (“Termination Date”).  Because Executive is receiving a separation package, Executive waives his right to seek reemployment with FNWD and/or Peoples Bank or employment with the Company at any time and should he apply in the future, his application for employment will not be considered by the Company and will be null and void.

5. General Release and Waiver.  In consideration for this Agreement, Executive (for himself, his agents, assigns, heirs, executors, and administrators) releases and discharges the Company from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date he executes this Agreement, and waives all claims against the Company, including but not limited to all claims relating to, arising out of, or in any way connected with Executive’s interactions with the Company and/or his employment with the Bank, the cessation of his employment, or the compensation or benefits payable in connection with that employment or the cessation of that employment, including (without limitation) any claim, demand, action, or cause of action, including claims for attorneys’ fees or costs, based on but not limited to: (a) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; (b) The Americans With Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; (c) The Equal Pay Act, as amended, 29 U.S.C. § 206, et seq.; (d) The Lilly Ledbetter Fair Pay Act of 2009; (e) The Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; (f) the National Labor Relations Act, 29 U.S.C. § 151, et seq.; (g) The Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; (h) The Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681 et seq.; (i) The Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; (j) The Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; (k) The Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; (l) The Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; (m) The Genetic Information Nondiscrimination Act of 2008, as amended, 42 U.S.C. § 2000ff, et seq.; (n) The Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), 29 U.S.C. § 1161, et seq.; (o) any agreement, representation, promise, understanding, policy, practice, or potential entitlement (regardless of the source); (p) past or future wages, severance, compensation, vacation pay/PTO, benefits, bonuses, commissions, profit sharing, fringe benefits, stock options or awards or other forms of consideration, payment, or remuneration, except for claims to enforce payment of those sums explicitly identified in this Agreement; (q) The Indiana Civil Rights Law, Ind. Code 22-9-1, et seq.; (r) any wage law including, without limitation, The Indiana Wage Payment and Wage Claims Acts, Ind. Code 22-2-5-2, 22-2-2-4, 22-2-5-9, 22-2-9-1, et seq.; and (s) claims arising under any other federal, state and local fair employment practices law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, and/or claims involving intentional and/or negligent infliction of emotional distress, discrimination, harassment, retaliation and/or wrongful termination.  Executive further agrees to release and discharge the Company, and waive all other claims against the Company, including but not limited to claims under the U.S. or Indiana Constitutions; claims arising from any other type of federal, state or local law, executive order, law, ordinance, code, or common law, claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of contract, breach of implied covenant of good faith and fair dealing, invasion of privacy, or defamation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs.

Executive understands and agrees that he is releasing the Company from any and all claims by which he is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by him or his behalf.  Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver of any retirement benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan.  Moreover, nothing in this Paragraph or Agreement shall be interpreted to waive or extinguish any rights which – by express and unequivocal terms of law – may not under any circumstances be waived or extinguished.

6. Covenant Not to Sue.  Executive agrees that he will never sue or file a lawsuit against the Company including, without limitation, any lawsuit concerning or in any way related to his employment with the Bank, the termination of that employment, the compensation or benefits payable in connection with his employment, or any other interaction or relationship with the Company that may have occurred prior to the Effective Date of this Agreement, and that no such suit is currently pending.  Should Executive violate any aspect of this Paragraph, Executive agrees that any suit shall be null and void, and must be summarily dismissed or withdrawn.  This Paragraph and this Agreement shall not operate to waive or bar any claim which – by express and unequivocal terms of law – may not under any circumstances be waived or barred.  Moreover, nothing in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agency” or “Government Agencies”) about a possible securities law violation or with the EEOC or a state civil rights commission.  This Agreement also does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

Further, this Agreement shall not operate to waive rights or claims under the ADEA if those rights or claims arise after the date Executive signs this Agreement, nor preclude Executive from challenging the validity of the Agreement under the ADEA or otherwise enforcing this Agreement.

7. Company and Personal Property.  Executive affirms that, by the Termination Date, he has returned his identification badge and any other access cards, all equipment, documents, memoranda, records, files, notes, USB drives, diskettes, portable hard drives, credit cards, vehicles, keys, computers, and any other matter or materials (from whatever source, including information electronically stored) that is the property of, that was purchased or provided by, or that was derived from information learned during Executive’s relationship with, the Bank (or the Company), including any copies of the foregoing.  Executive agrees not to remove any documents, information or property described above from the Bank, or retain any duplicates, copies or excerpts thereof, and shall immediately return any such material in the event such material is (or has previously been) removed or retained.

Notwithstanding the foregoing, the Bank will provide Executive the right of first refusal to purchase his assigned company car at the Kelly Blue Book (KBB) value of $18,273

8. Non‑Disclosure.  Executive agrees that:  (a) he will not use or disclose confidential, sensitive, or proprietary information concerning the Bank (and/or the Company) obtained by Executive during his employment, or as a result of his position, with the Bank or in the course of his interactions with the Company.  For purposes of this Agreement, “confidential information” includes, without limitation, the Bank’s trade secrets (as defined under Indiana law) and all materials and information (whether written or not) about the Bank’s (and/or the Company’s) current or former employees (including their compensation, benefits, or other personnel or personal information), contracts, business plans, business partners, customers or prospective customers (including their product requirements and payment terms), vendors, suppliers, current and prospective products and services, sales, marketing, pricing, costs, budgets, projections, financing, promotions, techniques, processes and forms, purchasing, finances, cash flow, accounting, research, improvements, discoveries, inventions, experimental works-in-progress, formulae, software, licenses, business methods and tactics, quality control parameters and techniques, internal communications, production, output, profit margins, and/or any other aspect of the Bank’s (and/or the Company’s) business or operations (including but not limited to, information concerning, relating to, or arising out of relationships with suppliers, vendors, customers, lenders, or other business affiliates), which are not generally known by the public at large and/or which provide the Bank (and/or the Company) with a competitive advantage; (b) Executive will not make any legally impermissible statements or representations that disparage, demean, or impugn the Bank (and/or the Company), including without limitation any legally impermissible statements impugning the personal or professional character of any director, officer, or employee for the Company, nor will Executive encourage or assist others to make any such statements or representations; and (c) Executive will not directly or indirectly seek to cause any person or organization to discontinue or limit their current relationship with the Bank (and/or the Company).  Executive agrees that the terms and requirements in this Paragraph are reasonably necessary to protect the legitimate business interests of the Bank (and the Company).

Notwithstanding the foregoing, nothing in this Agreement is intended to limit Executive’s ability to provide information to legal counsel for the Bank or pursuant to a court order, or from disclosing information which -- pursuant to express and unequivocal terms of law -- may be disclosed to government agencies or otherwise.  Additionally, this Agreement shall not limit Executive’s ability, pursuant to a formal regulatory request, to provide information regarding the business activities of FNWD, Peoples Bank, or any affiliate to any bank regulator having regulatory jurisdiction over their activities.  Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency related to possible securities law violations, including providing documents or other information, without notice to FNWD, Peoples Bank, or any affiliate.

9. Severability.  The Parties expressly agree that the terms of this Agreement are reasonable and enforceable.  Moreover, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions.  In the unlikely event that a court of competent jurisdiction determines that any of the terms, provisions, or covenants contained in this Agreement are unreasonable or unenforceable, the court shall limit the application of such term, provision, or covenant, or modify any such term, provision, or covenant, and proceed to enforce the Agreement as so limited or modified, to the maximum extent permitted by law

10. Applicable Law.  This Agreement shall be interpreted, enforced, and governed under the laws of Indiana. The Parties agree that any action brought by a party to enforce or interpret this Agreement shall be brought in a state court sitting in Lake County, Indiana or, if a federal court, The United States District Court for the Northern District of Indiana.  In addition, Executive specifically consents to personal jurisdiction in the State of Indiana for purposes of any action to enforce or interpret this Agreement.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

11. Conditions.  Should Executive ever breach any provision or obligation under this Agreement, the Parties agree that the range of remedies includes the following:

(a)
Executive shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, and reasonable attorneys’ fees) incurred by the Company following and/or as a result of Executive’s breach if such breach is not cured or corrected within fourteen (14) days of the Bank mailing written notice of the breach to Executive’s last known address.

(b)	Executive shall forego and no longer be entitled to any sum or benefit remaining to be paid or conferred pursuant to this Agreement.

(c)
Executive shall – upon written request by the Bank to do so – reimburse the Bank via certified check for the value of anything previously paid or provided by the Bank pursuant to Paragraph 2, save $1,000.  In the event this reimbursement provision is triggered, Executive agrees that the remaining provisions of the Agreement shall remain in full force and effect.

Nothing in this Paragraph is intended to limit or restrict any other rights or remedies the Company may have by virtue of this Agreement or otherwise.

12. Application.  This Agreement shall apply to Executive, as well as to Executive’s heirs, executors, administrators, assigns, and successors.  This Agreement also shall apply to, and inure to the benefit of, the Company, the predecessors, successors, and assigns of the Company, and each past, present, or future employee, agent, representative, officer, or director of the Company.

13.  Disclaimer of Liability.  This Agreement shall not be construed as an admission of liability or wrong‑doing by the Bank or the Company, but is entered into in an effort to provide Executive with a transition package and part ways on an amicable basis.  Executive states under penalty of perjury that – at the time he executes this agreement – he is not aware of any facts or incidents of wrongdoing, fraud, liability, or discrimination by the Company and/or the past or present corporate affiliates or agents of the Company from the time she began her relationship with the Company through the date he executes this Agreement.

14. Effective Date.  This Agreement may only be accepted during the 21-day period after Executive receives this Agreement.  In the event Executive executes this Agreement within the twenty-one (21) days following his receipt of this Agreement, he shall have an additional seven (7) days to revoke the Agreement (with any revocation needing to be in writing and hand delivered to the attention of Jillonda Washington, Chief People Officer, Finward Bancorp, 9204 Columbia Avenue, Munster, Indiana 46321).  This Agreement shall not become effective, therefore, and none of the benefits set forth in this Agreement will become due or payable, until after the Effective Date of this Agreement (the “Effective Date” being the first day after Executive has executed the Agreement within the allotted 21-day period and the 7-day revocation period has expired without revocation being exercised).

15. Future Assistance.  Executive agrees that he will cooperate and make himself reasonably available to current Bank personnel in the event Executive’s assistance is needed to locate, understand, or clarify work previously performed by Executive or to assist with other work-related issues relating to Executive’s employment.  Executive also agrees that hewill cooperate, assist, and make himself reasonably available to Bank personnel or Bank agents on an as-needed basis in order to respond to, defend, or address any issues or claims deemed important to the Bank or to respond to, defend, or address any complaint or claim filed, or any issue raised, by any person or entity who has sued the Company or that does business with the Company or is associated with the Company in any way.  Finally, Executive agrees that he will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if requested by current Bank personnel.  The Bank will strive to keep the need for future assistance to a minimum, and will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of Executive’s assistance, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

    16. Confidentiality.  Executive agrees to keep the terms of this Agreement confidential and will not disclose any information concerning it to anyone except his immediate family, tax advisor, legal counsel, or anyone required by law to know the contents of the Agreement, provided that Executive informs any of these specified persons that he is bound by a confidentiality covenant and that the person is not to disclose any information concerning the Agreement.  Executive acknowledges that disclosure of the terms or amounts of this Agreement (by Executive or anyone he has told) or the confidential information described in Paragraph 8 would cause irreparable harm to the Company but in an amount incapable of precise determination.  Should Executive violate this provision, or Paragraphs 7 or 8 of this Agreement, the Bank (and the Company) shall be entitled to injunctive relief in addition to any other available remedy or form of legal and equitable relief.  Executive further acknowledges that this confidentiality provision and the non-disclosure provision are material elements of this Agreement and that consideration has been given for these provisions.

17. Exemption from 409A.  It is intended that the payments and benefits provided under Paragraph 2 of this Agreement shall be exempt from the application of the requirements of Section 409A of the Code, and the regulations and other rulings promulgated thereunder (“Section 409A”).  Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible.  References under this Agreement to termination or cessation of employment of Executive or similar terms shall be interpreted to mean “separation from service” as such term is defined in Section 409A.  To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if the Executive is a “specified employee,” as determined under Peoples Bank’s policy for identifying specified employees on his date of termination, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a separation from service (as defined in accordance with the default rules under Section 409A), and that would otherwise be paid or provided during the first six months following the date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the Executive’s termination (or, if the Executive dies during such six month period, on the date of the Executive’s death).  The tax treatment of the benefits provided under this Agreement is not warranted or guaranteed.  Neither the Company, FNWD, Peoples Bank, their affiliates, nor any of their respective directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by the Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement.

18. Complete Agreement.  This Agreement sets forth the complete agreement between the Parties relating to any and all payments or obligations owed or potentially owed to Executive by the Company and to the other subjects identified herein.  Executive acknowledges and agrees that, in executing this Agreement, he does not rely and has not relied upon any representations or statements not set forth herein made by the Company with regard to the subject matter, basis, or effect of this Agreement, the benefits to which Executive is or may be entitled, or any other matter.  Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect any other duty or responsibility Executive may have or owe to the Bank (and/or the Company) by virtue of any separate agreement or obligation, including but not limited to his obligations pursuant to the July 7, 2021 Non-Solicitation and Confidentiality Agreement entered into between Executive and Peoples Bank.

Knowledge and Understanding

Executive acknowledges under penalties of perjury that: (a) Executive received this Agreement on December 1, 2023 (b) Executive has been, and is hereby, advised to consult with an attorney prior to executing this Agreement and has been given a reasonable amount of time within which to consult with an attorney; (c) Executive has been given a period of twenty-one (21) days within which to consider this Agreement, which allows him to make a knowing, voluntary, and fully informed choice about whether to sign this Agreement; (d) Executive has availed himself of all opportunities he deems necessary to make a knowing, voluntary, and fully informed decision; (e) Executive has signed this Agreement free of duress or coercion; and (f) Executive is fully aware of his rights, and has carefully read and fully understands all provisions of this Agreement before signing.

AGREED TO BY:

Executive	Finward Bancorp

By:
/s/ Peymon Torabi		/s/ Benjamin Bochnowski
Signature		Signature

Peymon Torabi		Benjamin Bochnowski
Printed Name		Printed Name

Dated:		Dated:

12/1/23		12/06/2023
Peoples Bank

By:
/s/ Benjamin Bochnowski
Signature

Benjamin Bochnowski
Printed Name:

12/06/2023
Dated:

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